EXHIBIT 99.1

Sunbelt Rentals Appoints Ekta Singh-Bushell to Board of Directors

July 13, 2026

4:05 p.m. ET

Fort Mill, S.C. —(BUSINESS WIRE)— Sunbelt Rentals Holdings, Inc. (NYSE: SUNB, LSE: SUNB) (“the company”), a leader in the equipment rental industry, today announced that Ekta Singh-Bushell has been appointed to the company’s Board of Directors as a non-executive director, effective August 1, 2026.

Ms. Singh-Bushell brings extensive public board and executive leadership experience across finance, audit, technology, business transformation and cybersecurity. She currently serves on the boards of directors of ChargePoint, Inc. and Lesaka Technologies Inc., where she holds multiple committee roles. In addition, she is a founding board member of Women’s Health Access Matters and chairs the finance committee. She previously served as a director for Cisco Systems, Inc., TTEC Holdings, Inc., Designer Brands, Inc. and Datatec Limited.

“We are fortunate to add Ekta’s breadth of experience across finance, technology and cybersecurity to our Board of Directors,” said Paul Walker, chairman of Sunbelt Rentals Holdings, Inc. “Her experience will complement our Board’s existing strengths and support our continued focus on creating long-term growth.”

Most recently, Ms. Singh-Bushell served as chief operating officer of Dragos Inc., a privately held global cybersecurity company specializing in industrial control systems. Previously, she held leadership positions at the Federal Reserve Bank of New York and Ernst & Young, where she served in senior technology, innovation and cybersecurity roles, including chief information security officer.

She holds an M.S. in electrical engineering and computer science from the University of California, Berkeley, and a bachelor’s degree in engineering from the University of Poona in India. Ms. Singh-Bushell is a certified public accountant, a National Association of Corporate Directors fellow and holds advanced international certifications in governance, sustainability, information systems security, audit and control.

About Sunbelt Rentals Holdings, Inc.

Sunbelt Rentals Holdings, Inc., operating primarily as Sunbelt Rentals, is a leading global provider of rental equipment and services based in Fort Mill, South Carolina. Our passionate, customer-centric team of 26,000 employees combines execution-focused resolve with Sunbelt Rentals’ innovative array of rental solutions across a vast network of over 1,600 locations and with a fleet of assets exceeding $19 billion. Sunbelt Rentals is committed to delivering unrivaled quality and support for its customers across an increasingly diverse array of industries, project types and end markets, including construction, live events, maintenance and countless emerging applications ranging from small-scale developments to mega projects.

Investor Contact

Kevin Powers, Senior Vice President, Investor Relations

kevin.powers@sunbeltrentals.com

Media Contact

H/Advisors Abernathy,

Abigail Ruck / Mallory Griffin

abigail.ruck@h-advisors.global / mallory.griffin@h-advisors.global

(212) 371-5999